Exhibit 99.1

Summary of DTE Electric’s Rate Case Filing U-18255

April 19, 2017

DTE Electric Company (DTE Electric or the Company) filed a general rate case today with the Michigan Public Service Commission (MPSC). This document provides a summary of DTE Electric’s filing. The full testimony of the filing will be available on the MPSC’s website (http://efile.mpsc.state.mi.us/efile/) under case number U-18255.

Consistent with Michigan’s 2008 Public Act 286, the Company anticipates self-implementing a rate increase on or after November 1, 2017 with an MPSC order expected by April 18, 2018. We look forward to working through the elements of the filing with the MPSC and other stakeholders.

Highlights of DTE Electric’s Rate Filing

•
Fully projected test year based on November 1, 2017 through October 31, 2018. The projected average rate base for the test year is $15.4 billion, a $1.1 billion increase in rate base over the last rate case.

•	Requesting a return on equity (ROE) of 10.5% (40 bps increase from its current authorized rate).

•	Required rate increase is primarily driven by increased capital investments and operating and maintenance (O&M) expenses.

•	The table below shows the components of DTE Electric’s rate filing.

Exhibit 99.1

Item	Amount ($ millions)	Description
Return on and of Plant	$101	Increase in net plant of $888 million; includes infrastructure investments and reliability improvement projects
O&M	82	Increase primarily driven by inflation and incentive compensation
Working Capital	21	Increase of $260 million primarily due to pension plan funding
Other	27	Capital structure and ROE, sales and miscellaneous taxes
Revenue Deficiency	$231

DTE Electric is focused on providing clean, affordable and reliable service. The company has shown that improvements and upgrades to its electric distribution system benefit its customers with substantial marked increases in power reliability. This case allows DTE Electric to continue to make the modernizing investments needed to improve its infrastructure to ensure it is able to provide power to Michigan families and businesses now and in the future.

•	Rate Base
Rate Base growth is primarily driven by the Company’s continued infrastructure investments to improve distribution reliability and ensure generation availability. The investments will be used to replace aging distribution infrastructure by upgrading circuits to improve reliability, redesigning substations to avoid system overload, and adding remote monitoring capabilities to detect outages, as well as to invest in the Company’s long-term generation assets.

•	Rate of Return
DTE Electric is requesting a ROE of 10.5%, a 40 bps increase from its current authorized ROE of 10.1%.

Exhibit 99.1

	Amount ($ millions)	Total Capital	Cost Rate	Weighted Average
Short-Term Debt	202	1.31%	1.85%	0.02%
Long-Term Debt	5,558	36.11%	4.42%	1.60%
Common Equity	5,790	37.62%	10.50%	3.95%
Deferred Federal Income Taxes	3,841	24.96%		0.00%
Total	15,391*	100.00%		5.57%

For further information, please contact Barbara Tuckfield, DTE Energy, 313.235.1018 or Joyce Leslie, DTE Energy, 313.235.3209.

* Excludes renewable rate base which is recovered in a separate surcharge